                            SUBCONTRACT-AGREEMENT
                       Genisys Information Systems, Inc.
                Chem Demil, External Issues Analysis Engagement

This agreement is entered into as of December 10,1999, by and between Arthur Andersen LLP, with offices at 711 Louisiana, Suite 1300, Houston, Texas ("AA") and GENISYS Information Systems, with offices at 654 North Belt East, Suite 310, Houston, Texas ("Subcontractor").

WHEREAS, AA was successful in obtaining a modification of MOBIS Contract #GS-23F-9781H Delivery Order DACA31-99-FOO48 for the preparation of an Independent Assessment of External Issues Affecting the Chemical Weapons Demilitarization Program (the "Contract"), to AA for AA to provide certain services (the "Services").

WHEREAS, the parties desire to define the terms and conditions on which Subcontractor shall act as a subcontractor to AA in connection with the Services.

ARTICLE 1- RELATIONSHIP OF THE PARTIES
--------------------------------------

     1.1 AA shall act as prime contractor and the Subcontractor shall act as a first-tier subcontractor to AA under the Contract.

     1.2 The Subcontractor may not assign this Agreement or subcontract any portion of the work to be performed hereunder to any other person without the express written approval of AA.

ARTICLE 2 - RESPONSIBILITIES OF THE PARTIES; SCOPE OF WORK
----------------------------------------------------------

     2.1 The Subcontractor shall coordinate and to work with AA, at the direction of AA, to ensure an appropriate interaction between the work of AA and the Subcontractor.

     2.2 Subcontractor shall provide to AA the level of effort set forth in the document entitled "Subcontractor Scope of Work," attached as Annex A hereto and incorporated herein by reference. Title to all work, work in process and deliverable items shall be in the name of AA, except as herein provided. The work will be done on a labor hour basis, with a total fee not to exceed $145;435 plus allowable, reimbursable expenses. Revisions or changes to the Subcontractor's scope of work which necessitate additional work will be mutually agreed to and done on a time and materials basis plus allowable expenses.

     2.3 Any personnel assignment by the Subcontractor shall be subject to prior approval of AA.

     2.4 Craig Crawford shall be considered key personnel and shall not be removed from the work under this Agreement without AA's prior approval. Subcontractor, at AA's request, shall remove from the work any personnel not performing satisfactorily.

     2.5 AA's Services Manager shall be James P. Gaines. The Subcontractor personnel shall report to and work under the direction of the AA Services Manager or his designee.

     2.6 AA will have final decision-making authority on all Services matters. Decisions in areas related to or impacting the Subcontractor will be made in consultation with the appropriate
Subcontractor management personnel.

     2.7 (a) Subcontractor personnel will participate in Services meetings and discussions as required by the AA Services Manager or when the meeting or discussion addresses areas involving the Subcontractor's work hereunder.

          (b) Subcontractor will discuss all issues, recommendations and decisions related to Services performance, status, or any major issue affecting the Services with the AA Services Manager or his designee prior to joint AA and Subcontractor discussion with Client

ARTICLE 3 - WARRANTIES
----------------------

     3.1 Subcontractor warrants its deliverable items, services and other work to AA in the same manner, to the same extent and for the same period of time as AA warrants the same to the Client under the Contract. At all times during the performance of the services of Subcontractor, AA shall have the right to inspect the work performed by Subcontractor hereunder.

     3.2 Subcontractor warrants that no work product delivered under this Agreement will infringe any patent, trademark, copyright or any other proprietary right issued or honored in the United States.

ARTICLE 4 - PAYMENT
-------------------

     Pricing terms applicable to this Subcontract and terms of payment to Subcontractor hereunder are provided in Annex B, incorporated herein by reference.

ARTICLE 5 - PROPRIETARY INFORMATION
-----------------------------------

     5.1 The parties anticipate that it may be necessary to provide access to confidential and/or proprietary information to each other pursuant to this Agreement in preparation of the Proposal and/or performance of Services ("Proprietary Information"). Proprietary Information shall be clearly identified or labeled as such by the disclosing party at the time of disclosure.

     Where concurrent identification of Proprietary Information is not feasible, the disclosing party shall provide such identification as promptly thereafter as possible.

     5.2 Each party shall protect the confidentiality of the Proprietary Information in the same manner as it protects its own proprietary information of like kind; provided that, with respect to the handling of any Proprietary Information of the Client, each party will at all times comply with applicable professional standards to which AA is subject. Disclosures of Proprietary Information shall be restricted to those individuals who are directly participating in preparation of the Proposal and other work related to the Services. The parties shall return all Proprietary Information of the other upon the earlier of a request by the disclosing party or upon termination of this Agreement.

     5.3 Neither party shall reproduce, disclose or use Proprietary Information except as follows:

          a. Proprietary Information furnished by AA may be used by the Subcontractor in performing its obligations under this Agreement;

          b. Proprietary Information furnished by the Subcontractor may be used by AA in performing its obligations under the Contract;

          c. Proprietary Information furnished by AA or the Subcontractor may be used in accordance with written authorization received from the disclosing party.

          d. To respond to a subpoena or other validly issued administrative or judicial process.

     5.4 The limitations on reproduction, disclosure, or use of Proprietary Information shall not apply to, and neither party shall be liable for, reproduction, disclosure, or use of Proprietary Information of the other where:

          a. Prior to the receipt under this Agreement, the information was developed independently by the party receiving it, or was lawfully received from other sources without an obligation of confidence, including the Client; or

          b. Subsequent to the receipt under this Agreement: (i) the information is published or otherwise disclosed to others by the disclosing party without restriction, (ii) the information has been lawfully obtained by the party receiving it from other sources, (iii) the information otherwise comes within the public knowledge or becomes generally known to the public without breach of this Agreement, or (iv) the information is independently developed by the party receiving it.

     5.5 Neither the execution of the Agreement, nor the furnishing of any Proprietary Information by either party shall be construed as granting to the other party expressly, by implication, by estoppel or otherwise, any license under any invention, patent, trademark, copyright or other proprietary right now or hereafter owned or controlled by the party furnishing same.

     5.6 The provisions of this Article V shall survive termination of this Agreement.

ARTICLE 6 - OWNERSHIP
---------------------

     6.1 Any ownership rights to work product created by Subcontractor hereunder and conferred upon either Client or AA by applicable Contract terms incorporated herein shall be owned by the Client or AA, as applicable. Any ownership rights to work product created by Subcontractor hereunder and not conferred upon either Client or AA by applicable Contract terms incorporated herein shall, as between AA and Subcontractor, be owned by Subcontractor.

ARTICLE 7 - TERMINATION
-----------------------

     7.1 This Agreement shall terminate automatically if Client disapproves the selection of Subcontractor or disqualifies Subcontractor for any reason.

     7.2  AA may terminate this Agreement:

          a. for its convenience, upon written notice to Subcontractor according to the same terms as the Contract with Client; or

          b.   upon termination of the Contract by Client for any reason.

          In the event of such termination, AA shall pay Subcontractor for satisfactory services performed and expenses incurred up to and including the date of such termination, subject to Article 4 above.

     7.3 AA may terminate this Agreement in the event Subcontractor breaches any of its obligations hereunder and does not cure such breach within fifteen
(15) day sof receipt of notice from AA.

     7.4 Upon termination of this Agreement for any reason, Subcontractor shall deliver to AA all work in process, drafts, and other materials developed in connection with the Services. Upon termination pursuant to Articles 7.1 or
7.3 above, Subcontractor further shall deliver to AA any other materials, documentation or information necessary for AA to complete, or have completed, the work to be performed hereunder by Subcontractor.

ARTICLE 8 - COMPLIANCE WITH LAWS
--------------------------------

     Subcontractor shall comply with all applicable Federal, state, county, and local laws, ordinances, regulations, and codes in the performance herewith including the procurement of any necessary permits and licenses.

ARTICLE 9 - INSURANCE
---------------------

     The Subcontractor will provide the same insurance coverages required to be maintained by AA under the Contract.

ARTICLE 10 - INDEMNITY
----------------------

     Subcontractor shall indemnify and save harmless AA, its partners, agents, and employees from all liability or expense resulting from (a) bodily injury to any person (including injury resulting in death) or damage to property arising out of the performance of this Agreement, providing such injury or property damage is due or claimed to be due to the negligence of the Subcontractor, its employees, agents, or subcontractors and occurs without negligence on the part of AA or any of its employees, (b) any action taken by or on behalf of Subcontractor which is not permitted by or pursuant to the terms of this Agreement, (c) any act or omission constituting negligence or willful misconduct or breach of fiduciary duty by any officer, director, agent or employee of Subcontractor in connection with Subcontractor's performance under this Agreement, or (d) claims by any of Subcontractor's employees or former employees.

ARTICLE 11 - EXCUSABLE DELAY
----------------------------

     Neither party shall be liable for any delay or failure in performance hereunder arising out of causes beyond its control without its negligence or fault. Subcontractor, in the event of such a cause, shall notify AA immediately in writing of its delay or failure in performance, describing the cause and its effect upon Subcontractor's performance and the anticipated duration of the inability to perform.

ARTICLE 12 - GOVERNING LAW
--------------------------

     All questions arising under or in connection with this Subcontract shall be governed and determined by the law applicable to the Contract; provided, however; that where the law applicable to the Contract does not provide the rules for determining the particular question, the law of the State of Texas shall apply.

ARTICLE 13 - INDEPENDENT CONTRACTOR
-----------------------------------

     It is understood that in connection herewith, Subcontractor shall be acting as an independent contractor. The partners, employees, officers and agents of one party, in the performance of this Agreement, shall act only in the capacity of representatives of that party and not as employees, officers or agents of the other party and will not be deemed for any purpose to be employees of the other. Subcontractor assumes full responsibility for the actions of its personnel while they are performing services pursuant to this Agreement and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workers compensation, disability benefits and the like. Neither party shall commit, nor be authorized to commit or bind, the other party in any manner.

ARTICLE 14 - FURTHER ASSURANCES
-------------------------------

     Subcontractor shall execute such further documents as AA and/or the Client may reasonably require in connection with the award or performance of this Subcontract.

ARTICLE 15 - DISPUTES
---------------------

     Subcontractor shall be bound to AA to the same extent that AA is bound to the Client, under the terms of the Contract. Subcontractor shall seek recourse solely against AA, and not against the Client in any of its capacities, for any claim arising under this Agreement.

ARTICLE 16 - PRIME CONTRACT REQUIREMENTS APPLICABLE
----------------------------------------------------

     Notwithstanding any other provision to the contrary, all work and/or deliverable items shall be produced and performed strictly, in accordance with the Contract, incorporated herein by reference and attached hereto as Annex C. Subcontractor shall take all reasonable and necessary steps to enable AA to comply with the Contract. As incorporated into this Agreement, any reference to Client or AA (however defined in the Contract), respectively, shall be deemed to mean AA and Subcontractor, respectively, for purposes of this flow down provision. In determining where such substitutions are or are not required by the context of the particular clause or provision in question, the interpretation will be adopted which best preserves the parties' mutual intention that their respective rights and obligations as between each other are to be coextensive with and equivalent to the rights and obligations existing as between Client and AA. If any Contract clause or other provision incorporated herein refers specifically to another provision as governing subcontract arrangements under the Contract, then such other provision also is incorporated herein by reference and Subcontractor and all approved lower-tier subcontractors shall be required to comply with its terms.

ARTICLE 17 - TERM
-----------------

     The term of this Subcontract shall be from the date of award thereof through May 31, 2000, unless sooner terminated pursuant to the terms hereof.

ARTICLE 18 - NOTICES
--------------------

     Any notices required to be delivered by one party or another under or in connection with this Subcontract shall be deemed sufficiently given if actually received or if sent by certified mail, return receipt requested, to the attention of the individual signing this Subcontract for the party to which the notice is directed; at the address indicated below:

If to AA:      Arthur Andersen LLP
               711 Louisiana, Suite 1300
               Houston, Texas 77002
               Attn: James P. Gaines

If to Subcontractor:     654 North Belt East
                         Suite 310
                         Houston, Texas 77060
                         Attn: Craig Crawford

ARTICLE 19 - SURVIVAL
---------------------

     The following Articles shall survive the termination or expiration of this Agreement: Articles 5, 6,10 and 16.

ARTICLE 20 - ENTIRE DOCUMENT
----------------------------

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes any previous understandings, representations, commitments or agreements, oral or written. No provision of this Agreement may be waived except by written stipulation signed by the party to be charged, nor may this Agreement be amended except in writing executed by both parties. If any provision, or portion thereof, of this Agreement is, or becomes, invalid under any applicable statute or rule of law, it is to be deemed stricken and the rest of this Agreement shall remain in full force and effect.


ARTHUR ANDERSEN LLP                GENISYS Information Systems

                                   /s/ Craig Crawford
---------------------------        ------------------------------
Name: George G. Hansen             Name: Craig Crawford
Title: Partner                     Title: President and Chief Operating
                                   Officer

                                   01/27/00
---------------------------        -------------------------------
Date                               Date

                                    ANNEX A


                       SUBCONTRACTOR'S STATEMENT OF WORK

     Subcontractor shall provide professional time and effort in support of AA to fulfill the requirements of the Contract. During the course of the engagement it is anticipated and encouraged that the personnel working on the engagement be identified as members of the AA project management team and not as subcontractors or employees of another organization. More specifically, Subcontractor shall:

     1. Provide professionals who are knowledgeable and experienced in the fields of project management, construction management and other related areas that can support the analysis and work called for in the Contract.

     2. Subcontractor shall provide the level of personnel and for the number of hours of work as described below:



     AA Equivalent Level      MOBIS Labor Category          Hours
     -------------------      ---------------------         -----

     Senior Manager           Senior Subject Matter Expert  60
     Experienced Manager      Senior Functional Specialist  800
     Manager                  Functional Specialist         0
     Experienced Consultant   Task Manager                  0


     3. Any additional services, additional personnel or any increase in the number of hours will be mutually agreed to and documented by letter, email or other written means prior to Genisys invoicing for the time or expenses related thereto.

                                    ANNEX B

                         PAYMENT TERMS AND CONDITIONS

     1. For the duration of the Contract, Subcontractor will provide the professional services or any mutually agreed on additional services at hourly rates equal to 85 percent of Andersen's allowable MOBIS labor category billing rate. For FY00, Subcontractor will invoice AA at hourly rates not to exceed the rate for each classification listed below:



                                                    FY00        Genisys
                                                    MOBIS      Chargeable
AA Equivalent Level      MOBIS Labor Category        Rate        Rate
-------------------      --------------------     --------- --------------

Senior Manager      Senior Subject Matter Expert  $305      $259
Experienced Manager Senior Functional Specialist  $191      $162
Manager             Functional Specialist         $136      $116
Experienced
  Consultant        Task Manager                  $126      $107


     2. Individual Subcontractor employees will qualify for the labor categories listed above per the criteria established in the Arthur Andersen Federal Supply Schedule Price List, Management, Organizational and Business Improvement Services (MOBIS) Catalog, FSC Group 874, FSC Class 8742, Contract Number GS-23F-9781H; SIN 874-1 Consultation Services, October 1,1997 through September 30, 2002.

     3. In no event will payments to Subcontractor for services rendered hereunder exceed $156,400, including expenses, without an amendment to this Agreement.

     4. Subcontractor will be reimbursed for all necessary, allowable travel and per diem expenses incurred while providing professional services per this agreement, provided that such travel and per diem expenses are (1) allowable under Federal expense reimbursement rules and regulations; (2) authorized by the AA Services Manager or designee; and (3) do not exceed amounts allowable under the Client's General Travel Regulations in effect at the time such expenses are incurred. Total expenses will be limited to $12,000. Expenses in excess of this amount must be approved in advance.

     5. Subcontractor will invoice AA bi-monthly for amounts earned. Invoices will indicate the number of hours worked and milestones accomplished plus detail of expenses incurred. Proper support for time and expenses will be provided to AA as required by the Contract, and records will be maintained for a minimum of three (3) years. Proper support for time and expenses will be submitted with each invoice.

     6. AA will process invoices in a timely manner and will make every effort to pay Genisys's invoices within 60 days of approval or payment to AA by Client, whichever is shorter.

     7. Should AA or Client dispute any item(s) on an invoice, AA will deduct the amount of said item(s) from the total and will make payment of the remainder as set forth above. The amounts and reasons for such disputed item(s) will be promptly documented to Subcontractor. Disputed items that are subsequently justified to AA's and/or Client's satisfaction will be included in the next monthly payment.